UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)
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Filed by American Medical Systems Holdings, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: American Medical Systems Holdings, Inc.
Commission File No.: 000-30733
This filing relates to the proposed acquisition of American Medical Systems Holdings, Inc. (“AMS”) by Endo Pharmaceuticals Holdings Inc. (“Endo”) pursuant to the terms of an Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo, NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo, and AMS. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by AMS on April 12, 2011 and is incorporated by reference into this filing.
AMS will be sending the following letter to AMS stockholders on or about June 2, 2011:
June 2, 2011
Dear Stockholder:
     American Medical Systems Holdings, Inc. (“AMS” or the “Company”) has signed a memorandum of understanding today to settle the previously disclosed, putative class action lawsuits captioned Walker v. Bihl, et al., and Prime Investors Fund v. Bihl, et al., respectively, filed in the Hennepin County District Court on April 29, 2011 and May 5, 2011, respectively (collectively, the “Merger Litigation”). The Merger Litigation relates to the Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc. (“Endo”), NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo, and AMS.
     The Company agreed to the memorandum of understanding solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. The other defendants and all plaintiffs in the Merger Litigation are parties to the memorandum of understanding , which provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the release of all asserted claims. The asserted claims will not be released until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. Additionally, as part of the memorandum of understanding, AMS has agreed to make certain additional disclosures related to the proposed merger, which are set forth below. Finally, in connection with the proposed settlement, plaintiffs intend to seek, and the defendants have agreed to pay, an award of attorneys fees and expenses in an amount to be determined by the Hennepin County District Court. This payment will not affect the amount of merger consideration to be paid in the merger or the timing of the special meeting of AMS stockholders scheduled for June 15, 2011 in Minnetonka, Minnesota.
     The additional disclosures in this letter supplement the disclosure contained in the definitive proxy statement of AMS filed with the Securities and Exchange Commission (“SEC”) on May 10, 2011 and mailed to AMS’s stockholders on or about May 11, 2011 (the “Proxy Statement”), and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information in this letter shall supersede or supplement the information in the Proxy Statement. Nothing in this letter, the memorandum of understanding or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.
     The following additional disclosures supplement the existing disclosures contained under the caption “Background of the Merger” beginning on page 18 of the Proxy Statement:
•	In late 2009, Endo sent AMS a written indication of interest in acquiring AMS at a price of $23.00 per share of AMS common stock in a mix of approximately 75% cash and 25% stock, subject to a 60-day exclusivity period and certain other conditions. This written indication of interest also stated that Endo was prepared to work with AMS to ensure that key members of the AMS team would be fully motivated to contribute to the future success of the combined company in the event that Endo acquired AMS.

•	In July 2010, AMS’s board of directors held a regular meeting in Minnesota. At this meeting, AMS’s management and board of directors discussed the Company’s long range strategic plan, its cash and debt balances, the expected repayment of its senior secured credit facility, its capital structure, potential investment opportunities, potential new products, the possibility of redeeming its 3 1/4% Convertible Senior Subordinated Notes due 2036 and various other strategic alternatives.

•	In 2010, AMS repaid its outstanding term loan balance of $125.3 million on its senior secured credit facility, as previously disclosed in AMS’s public filings with the SEC.

•	In a presentation to AMS’s board of directors on February 1, 2011, J.P. Morgan included a preliminary list of potential buyers that were prioritized based on, among other things, such parties’ historical acquisition activity, the Company’s strategic fit within such parties’ businesses, and such parties’ ability to complete a transaction. After discussions with AMS’s board of directors, management and counsel to the Company regarding competitive dynamics, regulatory considerations and execution risk with respect to such parties, the Company and J.P. Morgan refined the prioritization, including moving two potential buyers from Tier 1 to Tier 2 in the prioritization, and this revised list was included in J.P. Morgan’s March 1 presentation to AMS’s board of directors.

•	On February 16, 2011, upon the recommendation of AMS’s management and with the support of AMS’s board of directors, AMS entered into an engagement letter that was negotiated by AMS’s management for J.P. Morgan to act as financial advisor for a potential sale of the Company. The Company did not formally interview potential financial advisors, and instead chose J.P. Morgan based on its experience working with the Company and its reputation and experience in the industry.

•	On February 25, 2011, AMS’s board of directors held a special telephonic meeting and determined not to engage in discussions with other potential purchasers until discussions with Endo had developed further because the board of directors had not yet determined that further discussions with Endo would be likely to lead to a sale of the Company.

•	On March 28, 2011, a medical device manufacturer, which is referred to in the Proxy Statement as Bidder B, contacted J.P. Morgan and expressed a potential interest in acquiring AMS. Bidder B had not previously been reviewed with AMS’s board of directors as a potential strategic partner for the Company.

•	On April 5, 2011, Endo informed Mr. Bihl that Endo would like him to enter into a new employment agreement with Endo in the event that Endo and AMS entered into a definitive merger agreement, and asked Mr. Bihl for permission to send him a draft employment agreement as soon as possible. Mr. Bihl responded that he would not entertain any employment offers until Endo and AMS had reached agreement on the key terms of the potential merger, including the price that Endo would pay to acquire AMS. Mr. Bihl further indicated that if and when the key terms had been agreed upon, he would be willing to work with Endo to negotiate a mutually acceptable employment agreement that would be executed concurrent with a definitive merger agreement. Mr. Bihl informed AMS’s lead independent director, Albert Jay Graf, about Endo’s communications to him regarding his potential employment. In addition, in the evening of April 7, 2011, during a special telephonic meeting of the board of directors, Mr. Bihl informed the full board of these communications. On April 8, 2011, after AMS and Endo had reached agreement on the price of $30.00 per share of common stock in cash and the key terms and conditions of the merger agreement, Endo provided Mr. Bihl with an initial draft of a proposed employment agreement between Mr. Bihl and Endo that would take effect upon completion of the merger. The draft employment agreement included a proposal, upon completion of the merger, to grant Mr. Bihl restricted shares of Endo common stock and an option to purchase additional shares of Endo common stock which would vest over time.
     The following additional disclosures supplement the existing disclosures contained under the caption “Opinion of J.P. Morgan Securities LLC” beginning on page 26 of the Proxy Statement:
•	J.P. Morgan calculated the Company’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the Company and the comparable companies and such other factors as J.P. Morgan deemed appropriate, including but not limited to revenue and earnings per share growth, based upon J.P. Morgan’s experience and expertise in conducting similar types of analyses as well as its experience and understanding of the industry and the Company.

•	J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of the Company’s common stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2011 through 2020, based upon financial projections prepared by the management of the Company which included the Financial Forecasts for the years 2011 to 2015. J.P. Morgan then calculated the terminal value of the Company as of December 31, 2020 by applying, based upon J.P. Morgan’s judgment and professional experience in conducting similar types of analyses, a range of perpetual growth rates from 2.5% to 3.5%. The unlevered free cash flows from April 8, 2011 through December 31, 2020 and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.0% to 11.0% and added together in order to derive the implied Firm Value of the Company. The discount rate range was determined by J.P. Morgan, based upon its judgment and professional experience in conducting similar types of analyses, after its analysis of the weighted average cost of capital of the company, and applied using the midyear convention for discounting. In calculating the estimated diluted equity value per share, J.P. Morgan adjusted the firm value for the Company’s excess cash and total debt as of December 31, 2010 and divided by the fully diluted shares outstanding of the Company. Based on the foregoing, the analysis indicated an implied equity value per share of the common stock of $25.00 to $30.75 per share. All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared implied equity values per share to the per share consideration of $30.00 in cash to be paid to the holders of the Company’s common stock in the merger and the $22.33 per share closing price of the common stock as of April 8, 2011.

•	During the two years preceding the date of J.P. Morgan’s fairness opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Endo, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint bookrunning manager on Endo’s $400,000,000 senior notes offering in November 2010 and acting as joint bookrunners and joint lead arrangers on Endo’s $400,000,000 Term Loan A and $500,000,000 Revolving Credit Facility in November 2010, for which J.P. Morgan and its affiliates received fees not exceeding more than $10,000,000 in the aggregate.
     The following additional disclosures supplement the existing disclosures contained under the caption “Certain Financial Forecasts” beginning on page 31 of the Proxy Statement:
•	As part of its annual strategic planning process, AMS prepares certain limited internal financial analyses and forecasts regarding AMS’s possible future operations for a five year period. These analyses and forecasts are subject to the input and oversight of AMS’s Chief Financial Officer and Chief Executive Officer, and are approved by AMS’s board of directors. The analyses and forecasts that are referred to in the Proxy Statement as the “Financial Forecasts” were prepared with the same input, oversight and approval.

•	The financial projections below were based on the Financial Forecasts and were utilized by J.P. Morgan as part of its discounted cash flow analysis. These financial projections were not provided to Endo or any person other than J.P. Morgan and AMS’s board of directors. All amounts are expressed in millions of dollars.

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Total Revenue	$587	$646	$721	$807	$907	$998	$1,078	$1,142	$1,188	$1,224
Gross profit	491	537	600	673	758	834	900	955	993	1,023
Operating expenses	318	354	394	436	488	535	577	611	635	635
Earnings before interest, taxes, depreciation and amortization	195	204	229	259	294	324	349	369	383	412
Free cash flow	$111	$121	$144	$158	$186	$206	$225	$240	$252	$273
The financial projections in the table above were not prepared in the ordinary course and were not subject to the same input, oversight or approval processes that were used to create the Financial Forecasts. Although presented with numerical specificity, the financial projections are not actual facts and reflect numerous assumptions, estimates and judgments as to future events. The assumptions and estimates underlying the financial projections may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies. The assumptions and estimates used to create the financial projections involve judgments made with respect to, among other things, future pricing, cost of goods sold, selling and marketing expenses, research and development spending, impending U.S. healthcare tax, AMS’s costs of financing, AMS’s senior secured credit facility, AMS’s convertible notes, prevailing interest rates and income tax rates, many of which are difficult to predict and some of which are outside of AMS’s control. The financial projections also reflect assumptions as to certain business decisions that do not reflect any of the effects of the merger or any other changes that may in the future affect AMS or AMS’s assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the merger or otherwise. Accordingly, there can be no assurance that the assumptions and estimates used to prepare the financial projections will prove to be accurate, and actual results may materially differ.

The inclusion of the financial projections in this letter should not be regarded as an indication that AMS, Endo or any of their respective advisors or representatives considered or consider the financial projections to be an accurate prediction of future events, and the financial projections should not be relied upon as such. None of AMS, Endo or any of their respective advisors or representatives has made or makes any representation regarding the information contained in the financial projections, and except as may be required by applicable securities laws, none of them intend to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.
AMS’ stockholders are cautioned not to place undue reliance on the financial projections included in this letter, and such projected financial information should not be regarded as an indication that AMS, AMS’s board of directors, J.P. Morgan, Endo or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.
The financial projections should be read together with the historical financial statements of AMS, which have been filed with the SEC, and the other information regarding AMS contained in the Proxy Statement. None of the financial projections were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither AMS’s independent auditors, nor any other independent accountants (including, without limitation, Endo’s), have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of AMS’ independent registered public accounting firm included in AMS’ Annual Report on Form 10-K for the year ended January 1, 2011 relates to AMS’ historical financial information. It does not extend to the financial projections and should not be read to do so.
*   *   *
Forward-Looking Statements
This letter contains forward-looking statements relating to, among other things, the proposed business combination between Endo and AMS, the Merger Litigation and its potential settlement and financial projections relating to AMS’s future total revenue, gross profit, operating expenses, earnings before interest, taxes, depreciation and amortization and free cash flows. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. Actual results may differ materially from anticipated results. The forward-looking statements contained in this letter are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Additional information concerning AMS’s risk factors may be found in AMS’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the discussion under the heading “Risk Factors” in AMS’s Annual Report on Form 10-K for the year ended January 2, 2011, filed with the SEC on February 25, 2011, and its Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, filed with the SEC on May 12, 2011.
Additional Information and Where to Find It
AMS has filed with the SEC, and sent to its stockholders, a proxy statement in connection with the proposed merger with Endo. The proxy statement contains important information about the proposed merger and related matters. AMS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY. AMS stockholders can obtain free copies of the proxy statement and other documents filed with the SEC by AMS through the web site maintained by the SEC at www.sec.gov. In addition, security holders can obtain free copies of the proxy statement from AMS by contacting Investor Relations by telephone at (952) 930-6000, or by mail at American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations Department, or by going to AMS’s Investor Relations page on its corporate web site at www.americanmedicalsystems.com.
AMS, its directors and executive officers, and Mackenzie Partners, Inc. may be deemed to be participants in the solicitation of proxies from the stockholders of AMS in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein is included in the proxy statement described above. Additional information regarding these directors and executive officers is included in AMS’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2011.